Exhibit 5.4

1000 Main Street, 36th Floor Houston, Texas 77002 Telephone {713} 226-6000 Telecopier {713} 228-1331 porterhedges.com

October 14, 2014

Walter Investment Management Corp.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as special Texas counsel to Mortgage Consultants of America Corporation, a Texas corporation (the “Company”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by Walter Investment Management Corp., a Maryland corporation (the “Issuer”), and certain subsidiaries of the Issuer listed as co-registrants thereon (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) in connection with the offering by the Issuer (the “Exchange Offer”) of up to $575,000,000 of aggregate principal amount of the Issuer’s 7.875% Senior Notes due 2021 (the “New Notes”) and the guarantees of the Issuer’s obligations under the New Notes (the “Guarantees”) in exchange for a like principal amount of the Issuer’s outstanding 7.875% Senior Notes due 2021 (the “Original Notes”) and related guarantees of the Original Notes. The Original Notes were issued, and the New Notes will be issued, under that certain Indenture, dated as of December 17, 2013 (the “Indenture”), among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee.

In connection with our representation of the Company, and as a basis for the opinions set forth below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(i)	the Registration Statement;

(ii)	the Articles of Incorporation of the Company (the “Charter”), certified as of the date hereof by an officer of the Company;

(iii)	the Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

(iv)	Certificate of Fact from the Secretary of State of Texas, dated as of October 2, 2014;

(v)	the online Franchise Tax Account Status provided by the Texas Comptroller of Public Accounts with respect to the Company, dated as of October 2, 2014;

(vi)	resolutions adopted by the Board of Directors of the Company relating to, among other matters, the Exchange Offer and the Registration Statement, certified as of the date hereof by an officer of the Company;

Walter Investment Management Corp.

October 14, 2014

(vii)	the Indenture, including the Guarantees;

(viii)	a specimen form of the New Notes; and

(ix)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

As to certain questions of fact material to our opinions that we have not independently established, we have relied upon representations of public officials and upon certificates from officers of the Company.

In rendering the following opinions, we have assumed (i) all information contained in all documents reviewed by us is true and correct, (ii) the genuineness of all signatures on all documents reviewed by us, (iii) the authenticity and completeness of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified or photostatic copies and (v) each natural person signing any document reviewed by us had the legal capacity to do so. We have also assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, and such state securities rules, regulations and laws as may be applicable, and the New Notes will be issued in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

The phrase “known to us” is limited to the actual knowledge of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion or in any other matter by which we have been engaged by the Company.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.	The Company is a corporation that is validly existing under the laws of the State of Texas and has the right to transact business under the laws of the State of Texas.

2.	The Company has all necessary corporate power to execute, deliver and perform its obligations under the Indenture (including the Company’s Guarantee as provided therein).

3.	The execution, delivery and performance by the Company of the Indenture (including the Company’s Guarantee as provided therein) has been duly authorized by all necessary corporate action on the part of the Company.

4.	The Indenture (including the Company’s Guarantee as provided therein) has been duly authorized, executed and delivered by the Company to the extent that execution and delivery are governed by the laws of the State of Texas.

Walter Investment Management Corp.

October 14, 2014

5.	The execution, delivery and performance by the Company of the Indenture (including the Company’s Guarantee as provided therein) does not and will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (a) the Charter or the Bylaws, or (b) any Texas law, regulation or rule applicable to the Company.

The foregoing opinion is limited to the substantive laws of the State of Texas and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Texas, or as to federal or state laws regarding fraudulent transfers. Our opinion expressed in Paragraph 5(b) above is based upon our consideration of only those laws, regulations and rules of the State of Texas, if any, which, in our experience, are normally applicable to transactions of the type contemplated under the Indenture.

Simpson Thacher & Bartlett LLP is entitled to rely on this opinion in connection with its opinion to you dated the date hereof to be filed as Exhibit 5.1 to the Registration Statement, insofar as such opinion involves the laws of the State of Texas.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.

Very truly yours,

/s/ Porter Hedges LLP

PORTER HEDGES LLP